February 6, 2023	Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932
Westwood Holdings Group, Inc.	United States
200 Crescent Court, Suite 1200
Dallas Texas 75201	Tel +1 214 855 8000
Fax +1 214 855 8200
nortonrosefulbright.com
Re:    Westwood Holdings Group, Inc., a Delaware corporation (the “Company”)
Ladies and Gentlemen:
    We have acted as special counsel for the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the “Act”), covering the registration of 431,118 shares (the “Shares”) of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable as restricted stock (the "Inducement Awards") pursuant to restricted stock agreements.

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, (iii) the form award agreement governing the Inducement Awards, (iv) the Registration Statement, (v) the relevant corporate resolutions, and (iv) certificates of officers of the Company with respect to certain facts material to the opinion contained herein.

For the purposes of expressing the opinion hereinafter set forth, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity

Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that upon the issuance of Shares in accordance with the terms and conditions of the Inducement Awards, including receipt prior to issuance by the Company of the full consideration for the Shares (which consideration shall be at least equal to the par value thereof), the Shares will be validly issued, fully paid and nonassessable.

Our opinion herein is limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion
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Westwood Holdings Group, Inc.

as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP